EXHIBIT 99.1

Contact:	Abaxis, Inc.	Lytham Partners, LLC
	Clint Severson	Joe Dorame, Robert Blum and Joe Diaz
	Chief Executive Officer	602-889-9700
510-675-6500

ABAXIS REPORTS FINANCIAL PERFORMANCE FOR
THE FIRST QUARTER OF FISCAL 2014

Union City, California – July 25, 2013 - Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the first fiscal quarter ended June 30, 2013.

Quarterly highlights include:
•	Total veterinary instrument sales of $7.6 million, up 14% over last year’s comparable quarter.
•	Total veterinary instrument sales of 1,103 units, up 13% over last year’s comparable quarter.
•	Total sales in the veterinary market of $36.4 million, up 12% over last year’s comparable quarter.
•	North America revenues of $34.7 million, up 4% over last year’s comparable quarter.
•	Revenues of $43.2 million, up 3% over last year’s comparable quarter.
•	Service revenues from Abaxis Veterinary Reference Laboratories (AVRL) of $2.2 million, up 157% over last year’s comparable quarter.
•	Diluted EPS of $0.14, up 8% over last year’s comparable quarter.
•	Cash, cash equivalents and short- and long-term investments as of June 30, 2013 of $103.8 million, an increase of $8.6 million from March 31, 2013.

Quarterly Results:  For the fiscal quarter ended June 30, 2013, Abaxis reported revenues of $43.2 million, as compared with revenues of $42.0 million for the comparable period last year, an increase of 3 percent.  Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i-STAT analyzers, decreased by $1.2 million or 12 percent, compared to the same period last year.  Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i-STAT cartridges and rapid tests, increased by $1.1 million, or 4 percent, over the same period last year.  Abaxis reported net income of $3.2 million for the fiscal quarter ended June 30, 2013, compared to $2.9 million for the same period last year, an increase of 13 percent.  Abaxis’ effective tax rate in the quarter ended June 30, 2013 was 36 percent, compared to 37 percent for the same period last year.  Abaxis reported diluted net income per share of $0.14 (calculated based on 22,571,000 shares) for the three-month period ended June 30, 2013, compared to $0.13 per share (calculated based on 22,217,000 shares) for the same period last year.

Other Reported Information:  Total sales in the medical market for the first quarter of fiscal 2014 were $6.0 million, a decrease of 29 percent compared to the same period last year.  Medical sales worldwide, excluding sales to the U.S. government, during the first quarter of fiscal 2014 were $5.7 million, a decrease of 27 percent compared to the same period last year.  Total sales in the veterinary market for the first quarter of fiscal 2014 were $36.4 million, an increase of 12 percent, compared to the same period last year.  Total medical and veterinary reagent disc sales for the first quarter of fiscal 2014 were $22.8 million, a decrease of 3 percent compared to the same period last year.  Total operating expenses decreased by $1.8 million, or 10 percent, compared to the same period last year.  Non-cash compensation expense recognized for share-based awards during the first quarter of fiscal 2014 was $2.2 million, compared to $1.8 million for the same period last year.  Abaxis’ Board of Directors has approved approximately $12 million increase to its existing share repurchase program, to a total of $67 million.

Clint Severson, chairman and chief executive officer of Abaxis, said, “The results for the quarter continue to reflect the impact of our transition from a direct sales model to strategically partnering with industry leading distributors to sell our products into the expanded markets that these partners have developed.  In that regard, we are very pleased with the 12% increase in our worldwide veterinary business versus the comparable quarter last year.  Our distribution partner in the veterinary business, MWI Veterinary Supply, Inc., has done an outstanding job in placing Abaxis products since they commenced their marketing and sales efforts.  In the medical market, our distributor, Abbott Point of Care, Inc., is making progress in integrating the Piccolo analyzer and its consumables into their sales process.  While they are still in the early stages of their roll-out, their sales are increasing, and we fully expect that Abbott will ultimately surpass the historical medical market sales levels of our in-house sales team.”

“We continue to gain traction in attracting new customers, and serving our existing customers at the AVRL.  On a year-over-year basis, revenue at the AVRL increased 157%.  Additionally, sales of veterinary consumables other than veterinary reagent discs, which represent an important component of our recurring revenue stream, were up 32% compared to last year’s first quarter.  Overall, we are pleased with the progress being achieved and expect improved operational and financial results as we move through fiscal 2014 and beyond.”

Mr. Severson concluded, “The financial condition of the company remains strong with more than $100 million in cash, cash equivalents and short- and long-term investments.  The strength of our balance sheet continues to be very important as we successfully operate in the challenging global economic environment.”

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. Eastern Time on Thursday, July 25, 2013.  Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet webcast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10031352, through August 1, 2013.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.  The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections, Parvovirus, Giardia and Lyme disease.  Abaxis, through its AVRL division, provides routine laboratory testing as well as specialty testing for veterinarians nationwide.  For more information, visit http://www.abaxis.com.

Use of Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share, a non-GAAP financial measure. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, refer to the table captioned “Operating Income Per Share” included at the end of this release.  Abaxis defines operating income per share as operating income divided by the weighted average outstanding shares.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

Forward Looking Statements

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to risks related to transitioning our medical sales to Abbott, losses or system failures with respect to Abaxis’ facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis’ products and services, the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties and risks related to condition of the United States economy.  Readers should also refer to the section entitled “Risk Factors” in Abaxis’ annual report on Form 10-K, recent quarterly reports on Form 10-Q and Abaxis’ other periodic reports filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2013	2012
Revenues	$43,169	$42,014
Cost of revenues	22,277	19,165
Gross profit	20,892	22,849
Operating expenses:
Research and development	3,173	2,965
Sales and marketing	10,028	11,769
General and administrative	3,055	3,322
Total operating expenses	16,256	18,056
Income from operations	4,636	4,793
Interest and other income (expense), net	404	(230)
Income before income tax provision	5,040	4,563
Income tax provision	1,811	1,699
Net income	$3,229	$2,864
Net income per share:
Basic net income per share	$0.15	$0.13
Diluted net income per share	$0.14	$0.13

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,229	21,817
Weighted average common shares outstanding - diluted	22,571	22,217

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	June 30,	March 31,
	2013	2013
Current assets:
Cash and cash equivalents	$67,786	$54,910
Short-term investments	17,755	23,354
Receivables, net	32,265	40,005
Inventories	27,530	26,786
Prepaid expenses and other current assets	2,444	3,319
Net deferred tax assets, current	4,734	4,589
Total current assets	152,514	152,963
Long-term investments	18,301	17,000
Investment in unconsolidated affiliate	2,643	2,613
Property and equipment, net	25,600	25,330
Intangible assets, net	2,747	3,122
Net deferred tax assets, non-current	652	643
Other assets	85	92
Total assets	$202,542	$201,763

Current liabilities:
Accounts payable	$6,166	$8,123
Accrued payroll and related expenses	6,137	6,261
Accrued taxes	338	440
Other accrued liabilities	2,660	2,838
Deferred revenue	1,256	1,362
Warranty reserve	950	995
Total current liabilities	17,507	20,019
Non-current liabilities:
Deferred rent	740	729
Deferred revenue	3,850	3,750
Warranty reserve	377	389
Notes payable, less current portion	657	682
Total non-current liabilities	5,624	5,550
Total liabilities	23,131	25,569
Shareholders' equity:
Common stock	121,020	121,019
Retained earnings	58,362	55,133
Accumulated other comprehensive income	29	42
Total shareholders' equity	179,411	176,194
Total liabilities and shareholders' equity	$202,542	$201,763

The following table presents our calculation of operating income per share for the three months ended June 30, 2013 and 2012.

Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2013	2012
Income from operations	$4,636	$4,793

Shares used in the calculation of operating income per share:
Weighted average common shares outstanding - basic	22,229	21,817
Weighted average common shares outstanding - diluted	22,571	22,217

Operating income per share - basic	$0.21	$0.22
Operating income per share - diluted	$0.21	$0.22

The following table presents our revenues by source for the three months ended June 30, 2013 and 2012.

Revenues by Geographic Region and Customer Group
(In thousands)

	Three Months Ended
	June 30,
	2013	2012
Revenues by Geographic Region
North America	$34,652	$33,164
International	8,517	8,850
Total revenues	$43,169	$42,014

Revenues by Customer Group (1)
Medical Market	$6,038	$8,449
Veterinary Market	36,371	32,591
Other	760	974
Total revenues	$43,169	$42,014
______________________________
(1) Reclassifications of prior period revenues amounts by customer group have been made to conform to the current period presentation.  Effective in the fourth quarter of fiscal 2013, we reclassified certain revenues from our unallocated category to its respective business segment, either medical market or veterinary market.